Exhibit 4.1

SHARE CERTIFICATE

Number	Shares

POP CULTURE GROUP CO., LTD

普普文化集团有限公司

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Transfer date], [Name] of [Address] is the registered holder of [Number] fully paid Class A Ordinary Share(s) of USD0.001 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [Transfer date].

By
Director